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                                                                    EXHIBIT 11.1

                        REDHOOK ALE BREWERY, INCORPORATED

                        COMPUTATION OF EARNINGS PER SHARE

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
                                                         Three Months Ended June 30,     Six Months Ended June 30,
                                                         ---------------------------     --------------------------
                                                              1996           1995            1996           1995
                                                         -----------      ----------     -----------     ----------

Primary and fully-diluted earnings per common share:
  Weighted average common shares outstanding...........    7,641,364      3,529,838        7,639,768      3,529,838

  Weighted average common stock equivalents outstanding
    Series A convertible redeemable preferred stock....            -      1,242,857                -      1,242,857
    Series B convertible redeemable preferred stock....    1,289,872      1,289,872        1,289,872      1,289,872
    Stock options, net ................................      227,003         86,468          229,845         86,468

  Net effect of issuance of common stock and Series B
  preferred stock and the granting of stock options during
  the 12-month period prior to the offering at less than the offering price, calculated using the treasury stock method
  at the offering price, and treated as outstanding .              -        39,820                -         39,820
                                                           ---------      ---------        ---------      ---------

Average number of common
    and equivalent shares outstanding .................    9,158,239      6,188,855        9,159,485      6,188,855
                                                          ==========       ========       ==========     ==========

Net income ............................................   $1,167,742       $726,910       $2,051,272     $1,195,963
                                                          ==========       ========       ==========     ==========

Earnings per share.....................................        $0.13          $0.12            $0.22          $0.19
                                                          ==========       ========       ==========     ==========
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